United States securities and exchange commission logo





                     November 17, 2020

       Chitung Liu
       Chief Financial Officer
       UNITED MICROELECTRONICS CORP
       No. 3 Li-Hsin Road II
       Hsinchu Science Park
       Hsinchu City, Taiwan, Republic of China

                                                        Re: UNITED
MICROELECTRONICS CORP
                                                            Form 20-F for the
Year Ended December 31, 2019
                                                            Filed April 28,
2020
                                                            File No. 001-15128

       Dear Mr. Liu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing